Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 333-175635) of Cooper-Standard Holdings Inc. of our reports dated March 21, 2011, except for Notes 1A and 4 as to which the date is August 17, 2011, with respect to the 2010 consolidated financial statements and schedule of Cooper-Standard Holdings Inc. and the effectiveness of internal control over financial reporting of Cooper-Standard Holdings Inc. as of December 31, 2010 included in this Annual Report (Form 10-K/A).

/s/ Ernst & Young LLP

Detroit, Michigan

August 17, 2011